EXHIBIT 15.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our report dated April 28, 2003 on our review of the interim financial information of MGP Ingredients, Inc. (f.k.a. Midwest Grain Products, Inc.) for the periods ended March 31, 2003 and 2002 is incorporated by reference in Registration Statement 333-51849. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

BKD, LLP

Kansas City, Missouri
April 28, 2003